FORM 3                                             OMB APPROVAL
                                                   OMB NUMBER:3235-0104
                                                   EXPIRES:APRIL 30, 1997
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE 0.5



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person


Cramer Capital Corporation
(Last)                        (First)                 (Middle)


c/o Cramer & Company, 100 Wall Street
                  (Street)

   New York           New York            10005
   (City)              (State)            (ZIP)
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2. Date of Event Requiring Statement (Month/Day/Year)


     3/31/97
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3. IRS or Social Security Number of Reporting Person



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4. Issuer Name and Ticker or Trading Symbol

   Banner Aerospace, Inc., BAR


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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

              Director                             X       10% Owner
  ----------                                   ----------

              Officer (give title below)                   Other
  ----------                                   ---------- (specify
                                                           below)

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6. If Amendment, date of Original
   (Month/Day/Year)




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Table I - Non-Derivative Securties Beneficially Owned


                                                                    3. Ownership          4. Name of
                                    2. Amount of Securities         Form: Direct (D)      Indirect Beneficial
1. Title of security                Beneficially Owned              or Indirect (I)       Ownership
   (Inst.4)                         (Instr.4)                       (Inst.5)              (Instr.5)



 Common Stock                       2,370,200*                         I                  By general partnership





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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM  3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY  OWNED
                  (E.G., puts, calls, warrants, options, convertible securities)


1. Title of      2.   Date Exercisable and       3. Title and Amount of        4. Conversion or      5. Ownership     6. Nature
   Derivate           Expiration Date               Securities Underlying         Excercise Price       Form of          of
   Security           (Month/Day/Year)              Derivative Security           of Derivative         Derivative       Indirect
   (Instr.4)                                        (Instr. 4)                    Security              Security:        Beneficial
                                                                                                        Direct (D)       Ownership
                                                                                                        or               (Instr. 5)
                 Date           Expiration       Title           Amount or                              Indirect
                 Exercisable    Date                             Number of                              (I)
                                                                 Shares                                 (Instr. 5)







Explanation of Responses:

The reporting person acts as the general partner of Cramer Partners, L.P. and as such disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


CRAMER CAPITAL CORPORATION

    /s/ James J. Cramer                                      4/9/97
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   **Signature of Reporting Person                            Date
Name: James J. Cramer
Title: President